UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2026

ARRIVENT BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41929	86-3336099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Campus Boulevard, Suite 100 Newtown Square, PA	19073
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (628) 277-4836

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	AVBP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 11, 2026, ArriVent BioPharma, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Allist License Agreement”) with Shanghai Allist Pharmaceuticals Co., Ltd. (“Allist”), a pharmaceutical company incorporated under the laws of China. Pursuant to the Allist License Agreement, the Company granted Allist an exclusive, sublicensable (through multiple tiers), royalty-bearing license under certain intellectual property owned or controlled by the Company to research, develop, manufacture, and commercialize ARR-002, the Company’s MUC16/NaPi2b-targeted antibody-drug conjugate, and products containing ARR-002, for the diagnosis, prophylaxis and treatment of diseases and conditions in Greater China, which includes the People’s Republic of China, Hong Kong, Macau, and Taiwan (the “Licensed Territory”), subject to the Company’s retained right to manufacture ARR-002 in the Licensed Territory. The Company retains all rights to ARR-002 outside the Licensed Territory, including all development and commercialization rights.

The Allist License Agreement establishes a collaboration committee to oversee and coordinate the joint global development of ARR-002. The Company is responsible for supplying ARR-002 for the start of the initial joint global clinical study and Allist is responsible for development and commercialization of ARR-002 in the Licensed Territory.

Under the Allist License Agreement, the Company may be entitled to receive payments totaling as much as $80.6 million, comprised of a one-time upfront payment and additional payments upon achievement of certain defined development, regulatory, and sales milestones, and tiered royalties in the mid-single digit to low double-digit percentages on annual net sales of licensed products in the Licensed Territory. Allist is obligated to pay royalties to the Company on a product-by-product and country-by-country basis until the latest of: (i) expiration of certain patent claims; (ii) expiration of applicable regulatory-based exclusivity or (iii) a certain number of years following the first commercial sale (the “Royalty Term”). The royalty rate is subject to specified reductions on a product-by-product and country-by-country basis under specified circumstances.

Unless earlier terminated, the Allist License Agreement will expire on the expiration of the last to expire Royalty Term. Allist may, for certain uncured material breaches by the Company, in lieu of termination, elect to keep the Allist License Agreement in force and reduce Allist’s subsequent royalty payment obligations to the Company by amounts specified in the Allist License Agreement.

The foregoing description of the Allist License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Allist License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2026.

Item 2.02	Results of Operations and Financial Condition.

On August 12, 2026, the Company issued a press release announcing its financial results for the second quarter ended June 30, 2026. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in this Item 2.02 and in the press release furnished as Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, or incorporated by reference in any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 12, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARRIVENT BIOPHARMA, INC.

By:	/s/ Winston Kung, MBA
Winston Kung, MBA
Chief Financial Officer and Treasurer

Date: August 12, 2026